                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                                   FORM 8-K
               CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report                                                February 11, 2000
Commission File Number                                                   1-6906

                          FIRST SECURITY CORPORATION
            (Exact name of registrant as specified in its charter)
State of incorporation                                                 Delaware
I.R.S. Employer Identification No.                                   87-6118148
Address of principal executive offices            79 South Main, P.O. Box 30006
                                                           Salt Lake City, Utah
Zip Code                                                             84130-0006
Registrant's telephone number, including area code               (801) 246-5976


Item 5.  Other Information

On January 19, 2000, First Security Corporation (FSCO) issued a press release (a copy of which is attached to this report as Exhibit A) announcing its earnings and results of operations for 1999.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST SECURITY CORPORATION
(Registrant)


/s/ Brad D. Hardy                                            February 11, 2000
__________________________________________________________   __________________
Brad D. Hardy                                                Date
Executive Vice President Corporate Services,
General Counsel,
Chief Financial Officer, and
Secretary of First Security Corporation
(Principal Financial and Accounting Officer)

EXHIBIT A

FOR IMMEDIATE RELEASE                                   Contact: Brad D. Hardy
January 19, 2000                                                (801) 246-5976

FIRST SECURITY EARNS RECORD $273.3 MILLION OR $1.38 PER SHARE FOR 1999

1999 Highlights:
*Net income: $273.3 million for the year to date, up 10.4%; $66.3 million for fourth quarter.
*Earnings per share diluted: $1.38 for the year to date, up 7.8%; $0.33 for fourth quarter.
* Noninterest income: $533.0 million for the year to date, up 12.3%.
* Total assets: $23.0 billion at year end, up 6.0%.
* Stockholders' equity: $1.8 billion at year end, up 10.9%.

   SALT LAKE CITY -- First Security Corporation (Nasdaq: FSCO) earned record net income of $273.3 million for 1999, up $25.7 million or 10.4% from $247.7 million for 1998. This net income generated earnings per share (EPS) diluted of $1.38 for 1999, up $0.10 or 7.8% from $1.28 EPS for 1998, and a 1.22%
return on average assets (ROAA) and a 16.18% return on average equity (ROAE) for the year, compared with a 1.28% ROAA and a 16.21% ROAE for 1998.
Tangible EPS diluted were $1.63, tangible ROAA was 1.48%, and tangible ROAE was 27.70% for the year, compared with $1.47, 1.50%, and 24.07%, respectively, for 1998.

   FSCO's net income was $66.3 million for the fourth quarter of 1999, down $1.0 million or 1.5% from the fourth quarter of 1998. This net income generated EPS diluted of $0.33 for the quarter, down $0.02 or 5.7% from the year-ago quarter, and a 1.13% ROAA and a 14.87% ROAE for the quarter, compared with a 1.31% ROAA and a 16.50% ROAE for the year-ago quarter. These decreases in net income and EPS were primarily due to merger related actions and expenses and certain non-recurring items which had a combined impact on EPS of approximately $0.04 during the quarter. Tangible EPS diluted were $0.38, tangible ROAA was 1.35%, and tangible ROAE was 25.46% for the fourth quarter, compared with $0.41, 1.56%, and 25.08%, respectively, for the year-ago quarter.

   Spencer F. Eccles, FSCO chairman and chief executive officer, said, "First Security is pleased to report record earnings for 1999. First Security has been very busy in the second half of the year preparing for our merger of equals with Zions Bancorporation, and we are proud that through the hard work of our committed employees we achieved record earnings for the year driven by a 14.9% growth in average earning assets and a 12.3% increase in noninterest income during the year."

Revenues
   FSCO's revenues (net interest income plus noninterest income) were $1.3 billion for 1999, up $141.3 million or 12.0% from one year ago, and were $345.8 million for the fourth quarter of 1999, up $26.6 million or 8.3% from the year-ago quarter.

   FSCO's net interest income on a fully taxable equivalent (FTE) basis was $796.4 million for 1999, up $82.3 million or 11.5% from 1998, and was $219.2 million for the fourth quarter of 1999, up $29.7 million or 15.7% from the year-ago quarter. These increases were due to a combination of continued strong growth in loans, net of loan sales and securitizations, and in available for sale (AFS) securities.

   FSCO's net interest margin was 4.03% for 1999, down 12 basis points from 1998, and was 4.28% for the fourth quarter of 1999, up 11 basis points from the year-ago quarter. The decrease for the year was due to several factors including: strong volume growth in loans and growth in AFS securities financed by higher marginal funding costs; sales of higher-yielding earning assets through securitizations; and refinancing of mortgages at lower rates.

   FSCO's noninterest income was $533.0 million for 1999, up $58.6 million or 12.3% from 1998, and was $129.2 million for the fourth quarter of 1999, down $3.2 million or 2.4% from the year-ago quarter. The increase for the year was due to: growth in commissions and fees from securities and insurance transactions; growth in other service charges, collections, commissions, and fees; securities gains; and growth in trust income; and was partially offset by decreased bankcard servicing & third-party processing fees, reflecting a joint venture in a merchant servicing business that FSCO entered into in the first quarter of 1998, and increased loan servicing rights amortization.
The decrease in the fourth quarter was due to declines in asset securitization gains and mortgage banking activities, and a loss on AFS securities. FSCO's ratio of noninterest income to total revenue was 40.39% for 1999, up from 40.27% for 1998, and was 37.36% for the quarter, down from 41.50% for the year-ago quarter.

Noninterest Expenses
   FSCO's noninterest expenses were $844.4 million for 1999, up $121.4 million or 16.8% from 1998, and were $224.4 million for the fourth quarter of 1999, up $30.9 million or 16.0% from the year-ago quarter. These increases were primarily due to the following: additions of revenue-generating personnel; additional personnel and operating expenses of recent purchase acquisitions; and the cost of strategic technological investments and upgrades, including Year 2000 expenditures. Additionally in the fourth quarter, merger related actions and expenses impacted EPS by approximately $0.02, while one time expenses for FDIC insurance premiums and other expenses, including legal, resulted in another impact on EPS of approximately $0.02. Mr. Eccles commented, "We continued our focus on managing expenses through this time of transition, during which we have grown revenues while also planning the merger of equals implementation. We are proud that First Security is in a position to be an efficient provider of financial services in the post-merger environment."

   FSCO's operating expense ratio (the ratio of noninterest expenses to the sum of net interest income FTE and noninterest income) was 63.52% for 1999, up 268 basis points from 1998, and was 64.42% for the fourth quarter of 1999, up 431 basis points from the year-ago quarter, reflective of the merger and other one-time expenses.

   CrossLand Mortgage Corp., FSCO's mortgage banking subsidiary, and First Security Van Kasper, FSCO's full-service investment banking and brokerage subsidiary, have higher inherent operating expense ratios than FSCO's bank subsidiaries. Excluding CrossLand Mortgage and FS Van Kasper, FSCO's operating expense ratio was 57.23% for 1999, up 110 basis points from one year ago, and was 56.11% for the fourth quarter of 1999, up 147 basis points from the year-ago quarter.

Assets, Interest-Earning Assets and Asset Quality
   FSCO's total assets were $23.0 billion at December 31, 1999, up $1.3 billion or 6.0% from year-end 1998. Loans, net of unearned income but before the reserve for loan losses, were $14.6 billion at year end, up $0.6 billion or 4.0% from one year ago in spite of $2.0 billion in vehicle loan securitizations in the first half of 1999 and $14.4 billion in ongoing mortgage loan sales during the year. AFS securities were $5.5 billion at year end, up $0.8 billion or 16.0% from one year ago.

   FSCO's asset quality remained strong in 1999. The ratio of nonperforming assets to total loans and other real estate was 0.46% at December 31, 1999, up from 0.35% at year-end 1998. Nonperforming assets were $67.3 million at year end, up $17.8 million or 36.1% from one year ago, due primarily to one large loan secured by timberland and several smaller secured loans in different industries. While year end peer data is not yet available, FSCO's nonperforming assets have historically been well below its peer group and it is expected that FSCO's asset quality will remain strong despite the reported increase.

   FSCO's reserve for loan losses was $174.4 million at December 31, 1999, up $1.1 million or 0.6% from year-end 1998. Based on its analysis of reserve adequacy, FSCO considered its reserve for loan losses at year end to be adequate to absorb estimated loan losses in the current loan portfolio. FSCO's coverage ratio of the reserve to nonaccruing loans was 294.57% at year end, down from 378.39% one year ago. The ratio of the reserve to total loans was 1.20% at year end, down from 1.24% one year ago.

   Net loans charged off against the reserve were $66.8 million for 1999, up $5.9 million or 9.6% from one year ago, and were $19.2 million for the fourth quarter of 1999, down $1.2 million or 6.1% from the year-ago quarter. The annualized ratio of net loans charged off to average loans was 0.49% for 1999, unchanged from 1998, and was 0.53% for the fourth quarter of 1999, down from 0.61% for the year-ago quarter. FSCO's provision for loan losses was $59.4 million for 1999, down $12.5 million or 17.3% from one year ago, and was $19.2 million for the quarter, down $3.7 million or 16.0% from the year-ago quarter.

Stockholders' Equity and Common Stock
   FSCO's total stockholders' equity increased to $1.8 billion at December 31, 1999, up $0.2 billion or 10.9% from one year ago. This growth was due to earnings retained and issuances of new FSCO common stock shares for acquisitions, partially offset by a decrease in accumulated other comprehensive income, consisting of unrealized net gains and losses in the fair value of AFS securities, and by repurchases of common stock in the public markets in 1998 and 1999. FSCO's ratio of stockholders' equity to total assets was 7.70% at year end, up from 7.36% one year ago. The ratio of tangible common equity to tangible assets was 5.39% at year end, down from 5.57% one year ago, reflecting repurchases of common stock, balance sheet growth, goodwill recognized with various mergers, and the ongoing origination of loan servicing rights.

Zions Bancorporation and First Security Corporation Merger Of Equals
   On June 6, 1999, FSCO and Zions Bancorporation (Zions; Nasdaq: ZION) announced the signing of a definitive merger of equals agreement, subject to regulatory and shareholder approvals.

   On December 8, 1999, in connection with the pending merger of equals, FSCO and Zions announced that they had reached an agreement with the Department of Justice (DOJ) to divest a combined total of 68 branches, consisting of 60 branches in Utah and 8 branches in Idaho, approximately $2.1 billion in combined deposits, and approximately $660 million in combined loans. The sale of certain branches is required by the DOJ in selected geographic areas to ensure the merger of equals of FSCO and Zions will not have any anti-competitive effect in any market that is to be served by the new FSCO.

   On December 13, 1999, FSCO and Zions received approval on their merger of equals application from the Federal Reserve Board.

   On December 23, 1999, FSCO announced that it was delaying the shareholder meeting scheduled for December 28, 1999 in connection with its pending merger of equals agreement with Zions. The need for such delay was the result of Zions being required to restate its historical financial statements to reclassify certain of its acquisitions that were previously accounted for as "pooling-of-interest" transactions to "purchase" transactions. FSCO is advised that Zions will complete the restatement of its financial statements by the end of January 2000, enabling FSCO and Zions to complete the approval process including the holding of stockholder meetings in March and to close the merger before the end of the first quarter of 2000. Spencer F. Eccles, FSCO chairman and chief executive officer, stated, "First Security remains supportive of the plans to bring this exciting merger of equals to completion. Our employees are fully engaged in planning the implementation of this merger of equals and will be ready for a closing in March."

   On January 18, 2000, FSCO and Zions announced that BancWest Corporation (NYSE: BWE) will acquire the 68 Zions and FSCO branches and associated deposits and loans in Utah and Idaho as required by the divestiture agreement with the DOJ.

National and Regional Economy
   The U.S. economy is being propelled by a technology-driven productivity boom that shows little strain and no sign of ending. The 1990s were the strongest capital spending cycle in at least 50 years. Current jobless rates have fallen to levels not experienced in more than 30 years. Since 1982, the U.S. economy has experienced only 8 months of recession. Perhaps the best news of all is that we are just scratching the surface of the so-called "internet economy."

   In 1999, the expected intensity of the international financial contagion turned out to be a blip, not a trend. The expected global financial meltdown was replaced in 1999 with an emerging international recovery. A surge in U.S. 1998 fourth-quarter exports, combined with aggressive monetary easing and sharply lower interest rates, helped push real growth higher. In the second half of 1999, the Federal Reserve reversed all three of the prior monetary policy easings, and interest rates throughout much of 1999 varied 0.50% to 0.75% above earlier expectations.

   For the year 2000, an overriding issue is the Federal Reserve's ability to help bring the economy in for a soft landing. Predicting precisely how the Fed will do this is not easy, given the Fed's desire to act before a problem actually develops combined with the long and variable lag times in which monetary policy changes impact economic activity.

   It is expected that business conditions in 2000 will remain highly favorable. Nevertheless, in the intensely competitive environment, investors and the marketplace will be very unforgiving of mediocre performance. As in any contest, the gold will be claimed by those who provide the best customer service with the most efficient cost structure.

FSCO's Year 2000 Issues: Year 2000 Completion Disclosure
   As of January 19, 2000, FSCO had encountered essentially no problems in any of its operations in connection with the year 2000 date change. FSCO will continue to monitor all systems to ensure performance beyond the date change, and maintain its fully-tested contingency plans to allow for business resumption should something unforeseen happen, including any problems from 3rd parties.

   The preceding discussion of "FSCO's Year 2000 Issues" constitutes a Year 2000 Readiness Disclosure pursuant to the provisions of the Year 2000 Information Readiness and Disclosure Act and includes forward-looking statements that involve inherent risks and uncertainties. A number of important factors could cause the actual impact of Year 2000 issues to change significantly from what is described in these forward-looking statements. Those factors include, but are not limited to, ineffective remediation of computer code and the inability of FSCO's suppliers and vendors to successfully resolve their individual Year 2000 issues.

Business
   First Security Corporation is the West's second largest independent bank holding company, and is the nation's oldest multistate bank holding company, having been incorporated on June 15, 1928. At December 31, 1999, FSCO's banks operated 333 full service domestic bank offices in Utah, Idaho, Oregon, Wyoming, New Mexico, Nevada, and California.

   Internet Address: news, financial updates and information about products and services can be found on FSCO's web site at www.firstsecuritybank.com.

Forward-Looking Statements
   Except for the historical information in this document, the matters described herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. FSCO cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

   FSCO advises readers that various risks and uncertainties could affect FSCO's financial performance and could cause FSCO's actual results for future periods to differ materially from those anticipated or projected. These risks and uncertainties include, but are not limited to, those related to: the economic environment, particularly in the regions where FSCO operates; competitive products and pricing; changes in prevailing interest rates; credit and other risks of lending and investment activities; fiscal and monetary policies of the U.S. and other governments; regulations affecting financial institutions; acquisitions and the integration of acquired businesses; technology and associated risks; and other risks and uncertainties affecting FSCO's operations and personnel.

   Be advised that FSCO, as part of its core business, regularly evaluates the potential acquisition of, and holds discussions with, prospective acquisition candidates, which candidates may conduct any type of businesses permissible for a bank holding company and its affiliates. FSCO's discussions in this document are subject to the changes that may result if any such acquisition transaction is completed. FSCO restates its guiding principle that it will not comment on or publicly announce any acquisition until after a binding and definitive acquisition agreement has been reached.

   FSCO specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                                  # # #

FIRST SECURITY CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
($ in thousands, except per share data and ratios; unaudited) (A)
                                                  4th Qtr    4th Qtr            Year-To-Date Twelve Months
                                                     1999       1998    %Chg       1999       1998    %Chg
COMMON & PREFERRED STOCK DATA:
Earnings per common share diluted                    0.33       0.35    (5.7)      1.38       1.28     7.8
Tangible EPS diluted                                 0.38       0.41    (7.3)      1.63       1.47    10.9
Dividends paid per common share                      0.14       0.13     7.7       0.42       0.39     7.7
Book value per common share [EOP]                    9.03       8.54     5.7       9.03       8.54     5.7
Market price (bid) [EOP]                           25.500     23.313     9.4     25.500     23.313     9.4
Market price: high bid for the period              29.750     23.313    27.6     29.750     26.167    13.7
Market price: low bid for the period               23.000     15.938    44.3     17.563     15.500    13.3
Market capitalization (mktprice x #shrs) [EOP]  4,997,261  4,352,817    14.8  4,997,261  4,352,817    14.8
Market price / book value per com share [EOP] %    282.39     272.99             282.39     272.99
Dividend payout ratio (DPS / EPS basic) %           41.18      36.11              29.58      29.55
Dividend yield (DPS / mktprice) [EOP] %              2.20       2.23               2.20       2.23
Price / earnings ratio(mktprice/4qtrsEPSbasic)       18.0x      17.5x              18.0x      17.5x
Common shares basic [EOP]                         195,971    186,712     5.0    195,971    186,712     5.0
Common shares diluted [Avg]                       201,426    193,756     4.0    198,034    193,840     2.2
INCOME STATEMENT:
Net interest income                               216,592    186,715    16.0    786,447    703,699    11.8
Net interest income, FTE                          219,180    189,431    15.7    796,403    714,080    11.5
Provision for loan losses                          19,196     22,861   (16.0)    59,447     71,923   (17.3)
Noninterest income                                129,205    132,444    (2.4)   532,975    474,390    12.3
Noninterest expenses                              224,432    193,489    16.0    844,445    723,088    16.8
Net income                                         66,306     67,313    (1.5)   273,342    247,680    10.4
BALANCE SHEET - END OF PERIOD:
Available for sale (AFS) securities             5,528,269  4,764,127    16.0  5,528,269  4,764,127    16.0
Loans, net of unearned income                  14,578,537 14,013,417     4.0 14,578,537 14,013,417     4.0
Reserve for loan losses                          (174,443)  (173,350)    0.6   (174,443)  (173,350)    0.6
Intangible assets                                 560,722    409,367    37.0    560,722    409,367    37.0
Total assets                                   22,992,927 21,689,088     6.0 22,992,927 21,689,088     6.0
Total deposits                                 13,210,416 12,658,574     4.4 13,210,416 12,658,574     4.4
Total stockholders' equity                      1,769,900  1,595,495    10.9  1,769,900  1,595,495    10.9
PROBLEM ASSETS & POTENTIAL PROBLEM ASSETS - END OF PERIOD:
Total nonaccruing loans                            59,220     45,812    29.3     59,220     45,812    29.3
Other real estate                                   8,055      3,617   122.7      8,055      3,617   122.7
Total nonperforming assets                         67,275     49,429    36.1     67,275     49,429    36.1
Accruing loans past due 90 days or more            31,948     23,758    34.5     31,948     23,758    34.5
Total problem assets                               99,223     73,187    35.6     99,223     73,187    35.6
RECONCILIATION OF THE RESERVE FOR LOAN LOSSES:
Reserve for loan losses, beginning                174,443    169,058     3.2    173,350    157,525    10.0
Total loans charged off                           (26,106)   (29,508)  (11.5)  (103,646)   (94,790)    9.3
Total recoveries of loans charged off               6,910      9,063   (23.8)    36,869     33,889     8.8
Net loans (charged off) recovered                 (19,196)   (20,445)   (6.1)   (66,777)   (60,901)    9.6
Provision for loan losses                          19,196     22,861   (16.0)    59,447     71,923   (17.3)
Acquisitions                                            0      1,876  (100.0)     8,423      4,803    75.4
Reserve for loan losses, ending                   174,443    173,350     0.6    174,443    173,350     0.6
BALANCE SHEET - AVERAGE:
Available for sale (AFS) securities             5,803,593  4,870,349    19.2  5,702,497  4,634,580    23.0
Loans, net of unearned income                  14,258,274 13,310,822     7.1 13,739,743 12,552,230     9.5
Reserve for loan losses                          (174,443)  (170,129)    2.5   (174,531)  (165,585)    5.4
Intangible assets                                 561,739    371,371    51.3    521,213    345,578    50.8
Total assets                                   23,326,624 20,438,133    14.1 22,444,792 19,301,016    16.3
Total deposits                                 13,467,482 12,097,602    11.3 12,887,623 11,760,498     9.6
Total stockholders' equity                      1,768,910  1,618,095     9.3  1,689,593  1,527,664    10.6
SELECTED RATIOS (%):
Return on average assets (ROAA)                      1.13       1.31               1.22       1.28
Tangible ROAA                                        1.35       1.56               1.48       1.50
Return on average stockholders' equity (ROAE)       14.87      16.50              16.18      16.21
Tangible ROAE                                       25.46      25.08              27.70      24.07
Net interest margin, FTE                             4.28       4.17               4.03       4.15
Noninterest income / total revenue                  37.36      41.50              40.39      40.27
Operating expense ratio                             64.42      60.11              63.52      60.84
Stockholders' equity / assets [EOP]                  7.70       7.36               7.70       7.36
Stockholders' equity / assets [Avg]                  7.58       7.92               7.53       7.91
Tangible common equity / tangible assets [EOP]       5.39       5.57               5.39       5.57
Loans / deposits [EOP]                             110.36     110.70             110.36     110.70
Loans / assets [EOP]                                63.40      64.61              63.40      64.61
Reserve for loan losses [EOP] /:
  Total loans                                        1.20       1.24               1.20       1.24
  Nonaccruing loans                                294.57     378.39             294.57     378.39
Nonperforming assets / total loans + other real      0.46       0.35               0.46       0.35
Net loans charged off / average loans                0.53       0.61               0.49       0.49

EOP: End Of Period. Avg: Average. EPS: Earnings Per Common Share. DPS: Dividends Per Common Share.
(A) Certain reclassifications of 1998 amounts have been made to conform to 1999 classifications.